EXHIBIT 10.2

SEVENTH AMENDMENT TO
NOTE PURCHASE AGREEMENT AND CONVERTIBLE SENIOR SUBORDINATED
NOTE

THIS SEVENTH AMENDMENT (this “Amendment”), dated as of February 18, 2005, to the Note Purchase Agreement, dated as of March 27, 1998, by and among DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP, a Delaware limited partnership (the “Purchaser”), and GARDENBURGER, INC., an Oregon corporation (the “Company”).

WHEREAS, the parties hereto have entered into the Note Purchase Agreement, dated as of March 27, 1998 (as amended, modified or restated from time to time, the “Agreement”), a First Amendment to Note Purchase Agreement dated as of December 23, 1999 (the “First Amendment”), a Second Amendment to Note Purchase Agreement dated as of January 10, 2002 (the “Second Amendment”), a Third Amendment to Note Purchase Agreement dated as of September 20, 2002 (the “Third Amendment”), a Fourth Amendment to Note Purchase Agreement dated as of December 31, 2002 (the “Fourth Amendment”), a Fifth Amendment to Note Purchase Agreement dated as of December 29, 2003 (the “Fifth Amendment”) and a Sixth Amendment dated as of August 13, 2004 (the “Sixth Amendment”); unless otherwise defined herein, all capitalized terms used herein (including the recitals) shall have the meanings assigned to such terms in the Agreement, as amended by the First Amendment, Second Amendment Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment and hereby;

WHEREAS, Annex Holdings I L.P. (“Annex”) is the assignee of Purchaser and the term “Purchaser” shall be deemed to refer to Annex, where applicable ;

WHEREAS, the Company executed and delivered to Purchaser a Second Amended and Restated Convertible Senior Subordinated Note dated September 2, 2004 in the original principal amount of $16,905,643 (the “Second Amended Note”);

WHEREAS, the Company is party to a Revolving Credit and Term Loan Agreement dated as of January 10, 2002, as amended, with CapitalSource Finance LLC as a lender and as agent (“CapitalSource”);

WHEREAS, the Company and CapitalSource are contemporaneously entering into an Eighth Amendment to Revolving Credit and Term Loan Agreement dated as of February 18, 2005, in substantially the form attached hereto as Exhibit A (the “CapitalSource Eighth Amendment”); and

WHEREAS, the Company has requested the Purchaser to amend the Agreement on the terms and conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants contained herein, the parties hereto agree as follows:

1.             Amendments to Financial Covenants.  Effective as of February 18, 2005, subject to the conditions herein, the financial covenants and related definitions contained in subparagraph 2D of the Agreement shall be amended and restated in their entirety in the manner set forth on Annex I hereto.

2.             Conditions.  This Amendment shall be subject to satisfaction of the following conditions precedent, after giving effect to this Amendment, including the waivers contained in Section 3 below:  (a) the Company shall have delivered to the Purchaser an executed original copy of this Amendment and each other agreement, document or instrument reasonably requested by the Purchaser in connection with this Amendment; and (b) CapitalSource and the Company shall have executed the CapitalSource Eighth Amendment.

3.             Waivers.  The Purchaser hereby acknowledges that the Company is in breach of one or more financial covenants contained in subparagraph 2(D)(b) of the Agreement for the fiscal periods ended September 30, 2004 and December 31, 2004.  The Purchaser hereby waives all Events of Default resulting from breaches and noncompliance by the Company with subparagraph 2(D)(b) for the fiscal periods ending September 30, 2004 and December 31, 2004.  This waiver does not apply to any breach or Event of Default under the Agreement or the Convertible Notes to the extent it relates to any other fiscal period.

4.             Ratification of Agreement.

(a)           To induce the Purchaser to enter into this Amendment, the Company represents and warrants that, after giving effect to this Amendment, no violation of the terms of the Agreement exist and all representations and warranties contained in the Agreement are true, correct, and complete in all material respects on and as of the date hereof except as (i) reflected in any schedule to the Senior Credit Agreement, as updated under the terms of Section 4(a)(ii) of the Eighth Amendment (ii) disclosed in the Company’s reports filed with the Securities and Exchange Commission, or (iii) disclosed to Purchaser’s representative on the Board during a meeting of the Board, and except to the extent such representations and warranties specifically relate to an earlier date in which case they were true, correct, and complete in all material respects on and as of such earlier date.

(b)           To further induce Purchaser to enter into this Amendment, the Company acknowledges and agrees that, as of January 31, 2005, the amount outstanding under this Agreement and Convertible Note (including accrued interest and fees) is:  (i)  $16, 905,643 of principal, (ii) $4,088,770 of accrued interest, (iii) $3,381,129 of exit fee on principal, and (iv) the exit fee to be calculated at an amount equal to twenty percent (20%) of the accrued and unpaid interest.  The Company hereby acknowledges and agrees it has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever originating on or before the date this Amendment is executed that can be asserted to reduce or eliminate all or any part of its liability to repay the Indebtedness evidenced by the Agreement and Convertible Note.

Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Agreement and the Investment Documents as previously amended are unchanged, and said agreements, as amended, shall remain in full force and effect and are hereby confirmed and ratified.

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5.             Total Debt Ratio Fee.  In addition to and notwithstanding any other provision of the Agreement, commencing with the Quarterly Test Period ending September 30, 2005 and continuing for each Quarterly Test Period thereafter, Company shall pay to Purchaser the fees specified below (each installment of such fees, individually and collectively, the “Total Debt Ratio Fee”) if Company’s Total Debt Ratio for such Quarterly Test Period exceeds the ratio corresponding to such Quarterly Test Period in the table set forth below:

Quarterly Test Period:	If the Total Debt Ratio is Greater Than:	Then the Total Debt Ratio Fee Installment Amount Shall Be:
Ending on September 30, 2005	1.25:1.00	$1,000,000
Ending on December 31, 2005 and ending on the final day of each Quarterly Test Period thereafter	1.25:1.00	$500,000

If an installment of the Total Debt Ratio Fee is due in accordance with the foregoing table, such installment shall be added to the principal amount due to Purchaser under this Agreement and Convertible Note subject to the terms of Section 6P of the Agreement as amended hereby.

6.             Amendment Fee.  The Company shall pay to Purchaser $250,000 for the nonrefundable amendment fee (the “Seventh Amendment Fee”), which shall be added to the principal amount due to Purchaser under the Agreement and Convertible Note subject to the terms of Section 6P of the Agreement as amended hereby.

7.             Consent to CapitalSource Eighth Amendment.  The Purchaser consents to the execution and delivery by the Company of the CapitalSource Eighth Amendment and affirms that the provisions of the CapitalSource Eighth Amendment do not constitute a breach or Event of Default under the Agreement or the Convertible Notes and that the Amortizing Advance Amount constitutes Senior Indebtedness.

8.             Blockage.  Notwithstanding any provision set forth in Section 6P of the Agreement or any other provision of the Agreement or any other Investment Document:

(a)           until the date upon which the Obligations (as defined in the Senior Credit Agreement) owed to the Agent and Lenders under the Senior Credit Agreement have been irrevocably repaid in full in cash, the Company may not make and the Purchaser or any successor in interest may not receive or retain any payment or distribution (in cash, in kind, in properties or securities, by set-off or otherwise, except that the holders of the Subordinated Debt may accrue payment-in-kind interest and fees) in respect of the Subordinated Debt; provided, however, that if: (i) the Agent and Lenders under the Senior Credit Agreement extend the last day of the Term Loan Term (as defined in the Senior Credit Agreement as in effect on the date hereof) or the Revolving Facility Term (as defined in the Senior Credit Agreement as in effect on the date hereof) beyond the Maturity Date (as defined in the Second Amended Note) and (ii) no Event of Default has occurred and is continuing under Section VIII(a) of the Senior Credit Agreement as in effect on the date hereof, then, as of the Maturity Date, this Section 8(a) shall no

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longer have any effect and the provisions of Section 6P as in effect as of the date of the Sixth Amendment shall govern the rights of the Purchaser.

(b)           from the date hereof through August 15, 2005, provided that Obligations under the Senior Credit Agreement remain outstanding, the Purchaser or any successor in interest may not exercise any remedies or commence any action or proceeding to recover any amounts due or to become due with respect to the Subordinated Debt.  On and after August 16, 2005, the Purchaser shall be entitled to exercise the collection or enforcement rights and remedies it may have (if any) under Section 6P(iv) of the Agreement, subject in all respects to the prohibitions on payments and distributions described in the foregoing subsection (a), which shall remain in place as set forth therein, and subject to any other applicable restrictions set forth in the Agreement; provided, that in no event shall the Purchaser be entitled to issue to the Agent under the Senior Credit Agreement any written notice of its intent to exercise any rights or remedies under the Agreement, applicable law or otherwise at any time prior to August 16, 2005 (in furtherance and not in limitation of the foregoing, the Purchaser acknowledges and agrees that nothing in this Amendment, the CapitalSource Eighth Amendment, or any instrument, agreement or document executed in connection herewith or therewith, shall be deemed to (x) limit or impair the Agent’s right to issue a Blockage Notice (as defined in the Agreement) and/or (y) commence the counting of the 179 day standstill period referenced in subsection 6P(iv) of the Agreement).

9.             Amendment to Second Amended Note.  Section 4(a)(ii) clause (ii) of the Second Amended Note is hereby amended and restated in its entirety as follows:

any interest due and payable on any Interest Payment Date occurring after December 31, 2003, up to but not including the Maturity Date, or any interest accrued thereon; provided that the Company pays to the Registered Holder in cash on each Interest Payment Date occurring on or after September 30, 2004, the amount of interest that has accrued and become payable through such date pursuant to Section 2 hereof to the extent and only if permitted under Section 7.11 of the Revolving Credit and Term Loan Agreement dated as of January 10, 2002, between CapitalSource Finance LLC and the Company, as amended;

10.           Interest. From and after the date hereof, until payment in full of all amounts due under this Agreement and the Convertible Note, interest on all outstanding amounts shall accrue monthly at the rate of 15% per annum subject to the terms of Section 6P of the Agreement as amended hereby.

11.           Binding on Successors and Assigns.  All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.  Whenever in this Amendment any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

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12.           Further Assurances.  Each of the Company and the Purchaser, as the case may be, shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of the Purchaser to carry out the provisions and purposes of this Amendment.

13.           Effect of Amendment.  To the extent any terms and conditions in the Agreement shall contradict or be in conflict with any provisions of this Amendment, the provisions of this Amendment shall govern.

14.           Expenses.  All expenses of the Purchaser incurred in connection with this Amendment, including reasonable expenses of the Purchaser’s counsel, will be paid by the Company.

15.           Governing Law.  This Amendment shall be governed by, and shall be construed in accordance with, the laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

16.           Counterparts.  This Amendment may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

ANNEX HOLDINGS I LP
By: Annex Capital Partners LLC

By:	/s/ Alexander P. Coleman
Alexander P. Coleman
Title:

GARDENBURGER, INC.

By:	/s/ Robert T. Trebing, Jr.
Name: Robert T. Trebing, Jr.
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Seventh Amendment to Note Purchase Agreement and Convertible Senior Subordinated Note]

EXHIBIT A

[Copy of CapitalSource Eighth Amendment to Revolving Credit and Term Agreement]

ANNEX I

FINANCIAL COVENANTS

1)             Leverage Ratio

The Leverage Ratio for each Quarterly Test Period shall not exceed the ratios specified below:

Quarterly Test Period	Ratio
September 30, 2005	1.80:1.00
December 31, 2005 and as of each Quarterly Test Period thereafter	1.55:1.00

2)             Minimum EBITDA

EBITDA shall not be less than -$1,350,000 for the fiscal quarter ending March 31, 2005 and $1,250,000 for the fiscal quarter ending June 30, 2005.  Commencing with the Quarterly Test Period ending September 30, 2005 and continuing on and as of each Quarterly Test Period thereafter, EBITDA shall not be less than $2,800,000.

3)             Fixed Charge Coverage Ratio

The Fixed Charge Coverage Ratio for each Quarterly Test Period shall not be less than the ratios specified below:

Quarterly Test Period	Ratio
September 30, 2005	0.90 :1.00
December 31, 2005 and as of each Quarterly Test Period thereafter	1.00:1.00

For purposes of the covenants set forth in this Section 2D, the terms listed below shall have the following meanings:

“Capital Expenditures” shall mean, for any fiscal year or fiscal quarter, as applicable, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such fiscal year that are or should be treated as capital expenditures under GAAP.

“EBITDA” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, the sum, without duplication, of the following for the Company on a consolidated and

ANNEX I - 1

consolidating basis:  Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) non-cash dividends on preferred stock, and (f) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, all of the foregoing determined in accordance with GAAP, less all non-cash income.

“Fixed Charge Coverage Ratio” shall mean, at any date of determination, for the Company individually and collectively on a consolidated and consolidating basis, the ratio of (a) EBITDA for the Quarterly Test Period most recently ended before such date, to (b) Fixed Charges for the Quarterly Test Period most recently ended before such date, in each case taken as one accounting period.

“Fixed Charges” shall mean, on any calculation date, for any Quarterly Test Period, the sum of the following for the Company, individually and collectively, on a consolidated and consolidating basis:  (a) Total Debt Service for such period, (b) Capital Expenditures during such period, (c) income taxes paid in cash or accrued during such period, and (d) dividends paid or declared during such period.

“Interest Expense” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, total interest expense (including attributable to Capital Leases in accordance with GAAP) of the Company individually and collectively, on a consolidated and consolidating basis with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Leverage Ratio” shall mean, at any date of determination, for the Company, the ratio of (i) the aggregate unpaid principal amount of all Loans (under and as defined in the Senior Credit Agreement) on such date, plus the aggregate liability of the Company pursuant to any letter of credit or surety bond on such date to (ii)  EBITDA for the Quarterly Test Period.

“Net Income” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, the net income (or loss) of the Company individually and collectively on a consolidated and consolidating basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Company) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes the Company or is merged into or consolidated with the Company or that Person’s assets are acquired by the Company, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation

ANNEX I - 2

applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of the Company, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Company or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

“Quarterly Test Period” shall mean the twelve month period ending on the last day of each March, June, September and December of each year.

“Total Debt” shall mean, the aggregate unpaid principal amount of all Loans (as defined in the Senior Credit Agreement on such date), plus the aggregate unpaid principal amount of all Convertible Notes owed to the Purchasers on such date.

“Total Debt Ratio” shall mean, at any date of determination, for the Company individually and collectively on a consolidated and consolidating basis, the ratio of (a) Total Debt for the Quarterly Test Period most recently ended before such date to (b) EBITDA for the Quarterly Test Period.

“Total Debt Service” shall mean for any period, for the Company individually and collectively on a consolidated and consolidating basis, the sum of (i) scheduled or other required payments of principal on Indebtedness, (ii) any other cash fees due or payable in connection with any Indebtedness, and (iii) Interest Expense (excluding any non-cash interest or non-cash charges accrued for such period with respect to the fees and expenses paid by the Company in connection with the January 10, 2002 closing of the Senior Credit Agreement, the fees and expenses paid by the Company in connection with the CapitalSource Eighth Amendment, any exit fees payable under the Senior Credit Agreement and the closing fees and expenses and any premium paid or payable with respect to the Convertible Notes and the Eighth Amendment to the Agreement dated February 18, 2005).

ANNEX I - 3